                                                                     EXHIBIT 10


                     ASSOCIATED ESTATES REALTY CORPORATION
                      DIRECTORS' DEFERRED COMPENSATION PLAN

         Associated Estates Realty Corporation (the "Company") desires to establish a Directors' Deferred Compensation Plan (the "Plan") to assist it in attracting and retaining persons of competence and stature to serve as Independent Directors by giving those directors the option of deferring receipt of the fees payable to them by the Company for their services as directors and creating an opportunity for appreciation of fees deferred based on appreciation of the Company's Common Shares.

         Therefore, the Company hereby adopts the Plan as hereinafter set forth:

         1. EFFECTIVE DATE. The Plan is effective as of the date of its adoption. Elections to defer will be effective for all director's annual and meeting fees payable with respect to periods commencing with the Company's fiscal quarter that begins October 1, 1996.

         2. PARTICIPATION. Each director of the Company who (a) is duly elected to the Company's Board of Directors and (b) receives fees for services as a director (an "Eligible Director"), may elect to defer receipt of fees otherwise payable to that director, as provided for in the Plan. Each Eligible Director who elects to defer fees will be a Participant in the Plan.

         3. ADMINISTRATION. The Company's Board of Directors appoints Jeffrey I. Friedman and Dennis W. Bikun, directors or officers, or both, of the Company who are not eligible to become Participants, to act as the Administrators of the Plan (the "Administrators"). The Administrators will serve at the pleasure of the Board of Directors and will administer, construe and interpret the Plan. The Administrators will not be liable for any act done or determination made in good faith. The Board of Directors has the power to designate additional or replacement Administrators at its discretion.

         4. DEFERRALS.
            ----------

            (a) DEFERRAL ELECTION. Prior to January 1 of each year, any Eligible Director may file with the Administrators of the Plan, an election in writing to participate in the Plan and to defer all or a portion of the fees otherwise payable to that director for that year or for that year and succeeding years (a "Deferral Election"). Upon adoption of the Plan, Eligible Directors may elect to defer fees otherwise payable for the fiscal quarter that begins October 1, 1996 by making a Deferral Election prior to October 1, 1996. Each director who first becomes eligible to participate after the date of the adoption of this Plan may make a Deferral Election for the portion of the year in which that director first became eligible with respect to fees for services to be rendered after the date of that election. When a Deferral Election is filed, an amount equal to all or a portion (as designated in the Deferral Election) of the fees otherwise payable to a Participant for the year (or portion thereof) or for that year and for succeeding years (as designated in the Deferral Election) will be credited to a deferral account maintained on behalf of that Participant (a "Deferral Account"). A Deferral Election must also state a distribution commencement date and method of distribution (lump sum or four equal annual installments). If a Deferral Election has been filed to participate in the Plan for succeeding years and a Participant wishes to discontinue deferral, an election in writing to terminate participation in the Plan for any year must be filed with the Administrators prior to January 1 of that year.

            (b) ACCOUNTING. The Deferral Accounts will be maintained by the Company and will list and reflect each Participant's credits and valuations. The Company will provide each Participant an annual statement of the balance in that Participant's Deferral Account. The Company will credit to each Participant's

Deferral Account an amount equivalent to the fees that would have been paid to the Participant if the Participant had not elected to participate in the Plan. The credit will be made on the date on which the fee would have been paid absent a Deferral Election. No funds will be segregated into the Deferral Account of Participants; the Deferral Accounts represent a general unsecured obligation of the Company.

            (c) VALUATION. Until the first distribution to a Participant, amounts credited to a Deferral Account of that Participant will be increased or decreased as measured by the market value of the Company's Common Shares plus the value of dividends or other distributions on the Company's Common Shares. Each amount credited to a Deferral Account will be assigned a number of Share Units (including fractions of a Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a director or as a dividend or other distribution attributable to those Share Units, by the Fair Market Value of the Company's Common Shares (as defined below) on the date of credit. Fair Market Value of the Company's Common Shares means: (i) the closing price of the Company's Common Shares on the principal exchange on which the Company's Common Shares are then trading, if any, on the date of credit, or, if shares were not traded on the date of credit, then on the next preceding trading day during which a sale occurred; or (ii) if the Common Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Shares are then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Shares on the date of credit as reported by NASDAQ or a successor quotation system, or (iii) if the Common Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Shares, on the date of credit, as determined in good faith by the Chief Financial Officer; or (iv) if the Company's Common Shares are not publicly traded, the fair market value established by the Chief Financial Officer acting in good faith. Each Share Unit will have the value of a Common Share of the Company. The number of Share Units will be adjusted to reflect stock splits, stock dividends or other capital adjustments effected without receipt of consideration by the Company.

         5. DISTRIBUTION. A Participant must elect in writing, at the time each Deferral Election is made under subparagraph 4(a), the date on which distribution of the amounts credited to the Participant's Deferral Account to which that Deferral Election relates will commence and the method of distribution, as permitted hereunder. Payment may be made in one lump sum or four equal annual installments based on the number of Share Units attributable to the applicable Deferral Election determined as of the December 31 immediately preceding commencement of distribution. The time of and method of distribution of benefits may vary with each separate Deferral Election, but each Deferral Election will be irrevocable. The Deferral Accounts do not represent rights to acquire the Company's Common Shares; payment will only be made in cash.

         6. DEATH OR DISABILITY.

            (a) In the event a Participant's service is terminated by reason of death or disability prior to the distribution of any portion of that Participant's Deferral Account, the Company will, within ninety (90) days of the date of service termination, commence distribution of amounts credited to the Deferral Account to the Participant (or to the beneficiary or beneficiaries in the event of death). Distribution will be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 5 hereof. In the event a Participant's death or disability occurs after distribution of amounts credited to the Deferral Account hereunder has begun, the Company will continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.

            (b) Each Participant has the right to designate one or more beneficiaries to receive distributions in the event of Participant's death by filing with the Company a Beneficiary Designation Form. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to that Participant's death by the delivery to the Company of a new Beneficiary Designation Form. If no beneficiary has been designated, or if no designated beneficiary survives the Participant, distributions pursuant to this provision will be made to the Participant's estate.

         7. ASSIGNMENT AND ALIENATION OF BENEFITS. The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

         8. AMENDMENT OR TERMINATION. The Board of Directors of the Company may amend or terminate this Plan at any time and from time to time. Any amendment or termination of this Plan will not affect the rights of a Participant accrued prior thereto without that Participant's written consent.

         9. TAXES. The Company is not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan are subject to withholding and reporting requirements to the extent permitted by applicable law.

         10. NO RIGHT TO CONTINUED MEMBERSHIP ON THE BOARD. Nothing in this Plan confers upon any director any right to continue as a director of the Company or interferes with the rights of the Company and its shareholders, which are hereby expressly reserved, to remove any director at any time for any reason whatsoever, with or without cause.

         11. APPLICABLE LAW. This Plan is governed under the laws of the State of Ohio.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its Chairman, President and Chief Executive Officer this _____ day of ____, 1996.

                                ASSOCIATED ESTATES REALTY CORPORATION

                                By:
                                       ------------------------------------
                                       Jeffrey I. Friedman, Chairman, President
                                         and Chief Executive Officer